UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2003

CALPINE CORPORATION

(A Delaware Corporation)

Commission File Number: 001-12079

I.R.S. Employer Identification No. 77-0212977

50 West San Fernando Street

San Jose, California 95113

Telephone: (408) 995-5115

ITEM 5. OTHER EVENTS
SIGNATURES

ITEM 5. OTHER EVENTS

NEWS RELEASE	CONTACTS Media Relations, Canada: Susan Dowse, 403-750-5419 Investor Relations: Rick Barraza, 408-995-5115, Ext. 1125

Calpine Closes Canadian Natural Gas Trust Initial Public Offering

Net Proceeds to Calpine Total Approximately US$153 Million

     (SAN JOSE, Calif.) Oct. 15, 2003 /PR Newswire — First Call/—Calpine Corporation [NYSE:CPN], a leading North American power company, announced the closing of the initial public offering of Calpine Natural Gas Trust [TSX:CXT.UN] (“CNG Trust”). A total of 18,454,200 trust units were issued at a price of Cdn$10.00 per trust unit for gross proceeds of approximately Cdn$184.5 million.

     CNG Trust acquired select natural gas and crude oil properties from Calpine for a total purchase price of approximately Cdn$286 million, including the Cdn$184.5 million IPO proceeds, Cdn$40 million from bank debt and Cdn$61.5 million from the sale of the trust units to a Canadian affiliate of Calpine. Net proceeds to Calpine, totaling approximately US$153 million, will be used for general corporate purposes.

     CNG Trust’s natural gas and crude oil properties are located in several major natural gas and oil fields throughout Alberta, Canada, including the Markerville, Sylvan Lake and Innisfail areas. The average daily production, net of royalties, of the gas and oil properties for the six months ending June 30, 2003 was approximately 28 million cubic feet of natural gas equivalent per day, with proven reserves, net of royalties, of approximately 83 billion cubic feet of natural gas equivalent (as of June 30, 2003).

     Calpine will have the option to purchase up to 100 percent of CNG Trust’s ongoing production for use in its North America power generation assets. Calpine will initially hold 25 percent of the outstanding trust units of CNG Trust and intends to participate, by way of investment, in the future business strategy of the trust. Calpine’s participation in the CNG Trust will allow it to increase its competitiveness in the acquisition and development of additional natural gas reserves in Canada to fuel its power generation portfolio in North America.

     The offering was led by Scotia Capital Inc. on behalf of a syndicate of underwriters that included BMO Nesbitt Burns, CIBC World Markets Inc., National Bank Financial Inc., TD Securities Inc., Canaccord Capital Corporation and FirstEnergy Capital Corp. The underwriters have an option to purchase an additional 1,845,420 units at Cdn$10.00 per unit up until November 14, 2003. In the event the underwriters elect to purchase additional units, the proceeds will be used to reduce bank debt.

     Calpine Natural Gas Trust is a Calgary-based natural gas trust that strives to sustain and grow cash distributions per trust unit by focusing primarily on maintaining and increasing natural gas production on a cost effective basis through acquisitions and the development and exploitation of existing reserves.

     The securities offered have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. A prospectus related to these securities has been filed with securities commissions or similar authorities in each of the provinces and territories of Canada. This news release shall not constitute an offer to buy these securities in any state of the United States or province or territory of Canada.

     Calpine Corporation is a leading North American power company dedicated to providing electric power to wholesale and industrial customers from clean, efficient, natural gas-fired and geothermal power facilities. The company generates power at plants it owns or leases in 22 states in the United States, three provinces in Canada and in the United Kingdom. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit www.calpine.com.

     This news release discusses certain matters that may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation (“the Company”) and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas; and (iv) other risks identified from time-to-time in our reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2002, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, which can be found on the Company’s website at www.calpine.com. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Charles B. Clark, Jr.

Charles B. Clark, Jr. Senior Vice President and Controller Chief Accounting Officer

Date: October 16, 2003